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Exhibit No. 2

CFOex, Inc.
401 Henley Street
Suite 300, Mezzanine Level
Knoxville, TN 37902

August 17, 2002

PERSONAL & CONFIDENTIAL

Mr. Dean Cannon
Chairman & Chief Executive Officer
Cannon Express, Inc.
1457 E. Robinson
Springdale, Arkansas 72764

Dear Dean:

        This letter will serve as an amendment (the "Amendment") to the agreement dated July 23, 2002 (the "Agreement") between Cannon Express, Inc. ("Cannon" or the "Company") and CFOex, Inc. ("CFOex") regarding the retention of CFOex as the exclusive financial advisor to Cannon.

        Whereas, Cannon seeks CFOex's assistance in addressing its operations and immediate financial needs; and,

        Whereas, Cannon acknowledges and accepts in full the presentation by CFOex of a Needs and Situational Assessment addressing the Company's operational and financial challenges; and,

        Whereas, Cannon desires to further engage industry experienced executives to address its operations and immediate financial needs;

        Therefore be it known, that Cannon hereby further engages CFOex and expressly agrees to the following terms and conditions which shall be an amendment to and therefore become part of the Agreement to be fully incorporated therein.

CFOex's Role

        Under the Agreement, the Company engaged CFOex to: 1) initiate a Needs and Situational Assessment Analysis; 2) on a best efforts basis, to secure lenders and/or investors to permit the Company to meet its immediate financing needs; and, 3) to determine with the Company and subsequently assist in executing a decided strategic direction focusing on a sale or merger of the Company, in the normal course of operations.

        In executing these commitments, CFOex delivered the Needs and Situational Assessment by compiling a team of five professionals who assembled at the Company's Springdale facilities for the required field work and by subsequently making a presentation to the Company. CFOex advised the Company in regard to its immediate financing needs and provided guidance, counsel and document review. Finally, the Company's financial condition does not permit a developed strategic in the normal course of operations, at the present time.

        It is the opinion of CFOex that Cannon's operating condition requires immediate action to address its operating and financial challenges.

CFOex's Proposed Actions

        CFOex proposes that Cannon engage the firm via this Amendment and initiate a series of immediate actions focusing on:

  1.
  Change in the leadership and culture of the company

    a)
    An immediate change in executive leadership—August 19th

      •
      Dean Cannon is named Chairman of the Board and steps down from all day-to-day managerial responsibilities
    b)
    CFOex is retained as the Company's Management Team—August 19th

      •
      CFOex assumes all chief executive responsibilities and corporate authorities via an interim Chief Executive Officer reporting to the Board—Bruce Jones

      •
      An interim Chief Operating Officer—Calvin Turner is named by CFOex

      •
      An interim Maintenance Department Head is named by CFOex

      •
      Duane Wormington retains the CFO position reporting to the interim President
    c)
    Other key executive/senior positions to be assessed on a go forward basis

    d)
    Solicit input from previous company consultants and use services ad hoc as needed

    e)
    Communicate with company employees regarding changes and required company direction
  2.
  Development and implement a revised six month business plan
  a)
  Stabilize cash flow to the targeted levels in four and eight months

  b)
  Investigate rationalizing the freight network and fleet size

  c)
  Monetize excess resources and unproductive assets

  d)
  Communicate with key creditors and gain their support for plan

  e)
  Develop required financial reporting and analytical tools

    •
    Cash projection for 30 days

    •
    Profit projections for 6 to 12 months

    •
    Freight network analysis and profitability

    •
    Operational key factor reporting
  f)
  Visit key customers (new and existing) to gain their support
  3.
  Develop and implement longer term financial options 12 to 24 months
  a)
  Reconfigure existing freight network

  b)
  Secure required freight rate increases

  c)
  Recast the company's cost structure to match its freight base

  d)
  Restructure company's capital structure

  e)
  Find and retain an appropriate management team

  f)
  Investigate the opportunities of a sale and/or merger
4.
Execute on behalf of Cannon Express, Inc. any filings required to be made by the Chief Executive Officer of Cannon Express, Inc. with the Securities and Exchange Commission or other regulatory agencies, to the extent so named by Cannon's Board.

CFOex's Fees

        Given the Company's immediate need to address its liquidity challenges as well as the need to install a Management Team, CFOex proposes the fee structure highlighted in Appendix I. These fees are in addition to any and all fees associated with the Agreement.

Other Terms and Conditions

        To best perform the services contemplated herein, Cannon agrees to furnish or cause to be furnished to CFOex any and all such information as CFOex reasonably believes appropriate to the successful execution of its engagement hereunder (all such information so furnished being the "Information"). The Company represents that all Information furnished to CFOex or its agents will be complete and correct in all material respects, to the best of its knowledge, and that until the expiration of CFOex's engagement hereunder, the Company will advise CFOex immediately of the occurrence of any event or any other change known which results in the Information ceasing to be complete and correct in all material respects. The Company recognizes and confirms that CFOex (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated herein without having independently verified any of the same and (b) does not assume responsibility for accurateness or completeness of the Information and such other information and (c) will not make an appraisal of any of the assets or liabilities of the Company.

Term of Engagement

        This Amendment modifies the Agreement and shall remain in force for a period of twelve (12) months from the date of the Agreement (the "Term"). The Term will automatically renew for an additional six (6) month period (the "Renewal Period"), unless either the Company or CFOex serve the other party written notice 30 days prior to the end of the Term. Expiration of this Agreement shall not affect CFOex's right to indemnification under the Indemnification paragraph below.

        Issuer and Grantee agree and acknowledge that, notwithstanding any provision herein or in the Engagement Letter, the sole consideration payable by Issuer under the Engagement Letter, as amended hereby, or for the services referred to therein consists of the payment by the Issuer of a $15,000 Needs and Situational Assessment Analysis Fee and the grant of options to acquire 1,500,000 shares of the Issuer's common stock pursuant to option agreements dated the date hereof.

Indemnification

        Cannon will indemnify CFOex, (the term "CFOex" in this paragraph shall include CFOex, its employees, agents, including its counsel, and affiliates, and each of them) and hold CFOex harmless from and against any loss, claim, damage, expense, liability or action or any right to reimbursement which might arise in connection with CFOex's assignment and involvement in this transaction, including reimbursement for reasonable legal fees. The indemnity agreement contained in this paragraph, however, shall not extend to any loss, claim, damage, expense, liability or action or any right to reimbursement if and at the extent that any such loss, claim, damage, expense, liability or action or any right to reimbursement arises by reason of gross negligence or willful misconduct.

        CFOex hereby expressly acknowledges and agrees that this agreement has been negotiated with Cannon Express, Inc. and that Cannon Express, Inc. is solely responsible to perform its obligations hereunder. Without limiting the foregoing, CFOex hereby expressly acknowledges and agrees Mr. Dean Cannon shall have no personal obligation for performing any of duties or obligations of Cannon Express, Inc. hereunder, and Mr. Dean Cannon shall incur no liability with respect to any such duties or obligations of Cannon Express, Inc. CFOex hereby releases Mr. Dean Cannon from any liability or obligation to perform any duties or obligations hereunder.

        Any amendment, modification or other changes to this Amendment or the related Agreement must be in writing and signed by both parties to be enforceable. This Amendment will be governed by laws of the State of Tennessee.

        Please indicate your acceptance of the foregoing by executing and returning the enclosed copy of this Amendment. We look forward to assisting Cannon with its operations.

Bruce W. Jones President CFOex, Inc.	Dean Cannon Chairman, President Cannon Express, Inc.

APPENDIX I

Management Fees

    •    CFOex Advisory Fee

  a.
  An advisory fee of $600,000 shall be paid to CFOex by monthly payments of $50,000, paid in advance, on the 17th day of each month during the Term.

    •    Expenses

  a.
  All reasonable and necessary expenses required to perform under this Amendment shall be reimbursed including expenses for CFOex personnel and associates for travel to and from the Company's Springdale, Arkansas facility, as well as any other location necessary.

  b.
  Such expenses to be repaid on a weekly basis. CFOex has the right to establish an imprest account of $5,000 for the purpose of timely settlement of such expenses.

    •    Stock/Options

  a.
  Per Stock Option Agreements executed concurrently herewith.

    •    Termination Fee

  a.
  Cannon agrees that, if for any reason other than gross negligence, if the Agreement or Amendment is terminated prior August 17, 2003, the Company shall pay CFOex a termination fee of $600,000 less the advisory fees paid CFOex during the original Term hereunder.

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  Exhibit No. 2
CFOex, Inc. 401 Henley Street Suite 300, Mezzanine Level Knoxville, TN 37902
  PERSONAL & CONFIDENTIAL
  CFOex's Role
  CFOex's Proposed Actions
  CFOex's Fees
  Other Terms and Conditions
  Term of Engagement
  Indemnification
APPENDIX I
  Management Fees